Exhibit 99.1

Contact:

Lotus Pharmaceuticals, Inc.	CCG Investor Relations Inc.
Mr. Adam Wasserman, CFO	Mr. Crocker Coulson, President
Phone: (877) 801-0344	Phone: (646) 213-1915 (New York)
E-mail: info@LotusEast.com	E-mail: crocker.coulson@ccgir.com
Website: http://www.lotuseast.com	Website: http://www.ccgir.com

Lotus Pharmaceuticals Announces Second Quarter 2008 Results

Beijing, China, August 18 2008 – Lotus Pharmaceuticals, Inc. (OTC BB: LTUS) (“Lotus” or the “Company”), a pharmaceutical company in the People’s Republic of China (“PRC”), today announced financial results for the quarter and six months ended June 30, 2008.

Second Quarter 2008 Highlights

•	Total revenues increased to $19.4 million, up 51.4% from the second quarter of 2007
•	Gross profit was $9.7 million, up 76.4% from the second quarter of 2007, and gross margin was 50.0% compared to 42.9% in the second quarter of 2007
•	Net income was $2.2 million, or $0.05 per diluted share, compared to $3.0 million, or $0.07 per diluted share, in the second quarter of 2007
•

Excluding non-cash financing costs, adjusted net income was $2.5 million, or $0.06 per fully diluted share, compared to adjusted net income of $3.4 million, or $0.08 per fully diluted share, in the second quarter of 2007

•	Obtained the patent and the exclusive production rights for Laevo-Bambutero, an asthma drug
•	Placed a down payment for land rights in Inner Mongolia and plan to build a new manufacturing facility

“We are pleased with our revenue and gross margin results in the second quarter and first six months of 2008. Wholesale distribution was strong throughout the first half of 2008 for products which we produce and pharmaceutical products which we distribute that are produced by third-party manufacturer. Much of our revenue growth last quarter was the result of a sales incentive program that temporarily offered our sales people higher than usual sales commissions,” said Dr. Zhongyi Liu, Chairman and CEO of Lotus Pharmaceuticals, Inc. “We continued to develop and acquire new pharmaceutical products throughout the second quarter and first six months of 2008 while supporting our current products and growing distribution network.”

Second Quarter 2008 Results

Lotus Pharmaceutical’s net revenue was $19.4 million in the second quarter of 2008, an increase of 51.4% from $12.8 million in the second quarter of 2007. Wholesale distribution and manufacturing revenue was $18.4 million in the second quarter of 2008, 94.8% of total revenues, an increase of 55.2% from the second quarter of 2007. This increase was because of increased sales of third-party pharmaceuticals and increased sales of the Company’s Brimonidine Tartrate Eyes Drops (sold under the brand name “Mu Xin”) used in the treatment of glaucoma. Retail revenue was $903,404 in the second quarter of 2008, a 28.8% increase from $701,421 in the second quarter of 2007. The Company increased its sales of pharmaceutical products through its ten retail pharmacies. Other revenues were $99,876 in the second quarter of 2008 compared to $258,487 in the second quarter of 2007 which was attributable to a decrease in research and development services.

Gross profit in the second quarter of 2008 was $9.7 million, an increase of 76.4% compared to the second quarter of 2007. Gross margin was 50.0%, up from 42.9% in the second quarter of 2007 and up from 33.7% in the first quarter of 2008. Gross margin in the year ago period benefited from the collection of $1.8 million in previously reserved allowance for sales return that lowered cost of sales and increased gross margin by 9.3%.

Operating expenses were $6.9 million in the second quarter of 2008, a 264.6% increase from $1.9 million in the second quarter of 2007. Most of the increase was because of an increase in selling expenses, which were $5.9 million in the second quarter of 2008 compared to $791,784 in the second quarter of 2007. Selling expenses increased because of a short term sales incentive program that provided higher sales commissions to sales representatives and bonuses paid to improve collections of accounts receivable. Research and development expenses were $471,243 in the second quarter of 2008, compared to $109,153 in the second quarter of 2007. General and administrative expenses were $542,043, down from $988,233 in the second quarter of 2007.

Operating income was $2.8 million in the second quarter of 2008 compared to $3.6 million in the second quarter of 2007.

Net income for the second quarter of 2008 was $2.2 million, or $0.05 per diluted share, compared to $3.0 million, or $0.07 per fully diluted share, in the second quarter of 2007.

Adjusting net income for non-cash financing costs associated with its convertible notes and convertible preferred stock, adjusted net income was $2.5 million, or $0.06 per fully diluted share, in the second quarter of 2008, compared to adjusted net income of $3.4 million, or $0.08 per fully diluted share, in the second quarter of 2007.

Six Month Financial Results

Revenues for the first six months of 2008 were $31.1 million, up 47.4% from revenues of $21.1 million in the first six months of 2007. Gross profit was $13.6 million, up 67.8% from gross profit of $8.1 million for the six months of 2007. Gross margin was 43.8%, compared to 38.5% for the first six months of 2007. Operating income was $4.3 million, compared to $4.8 million for the first six months of fiscal 2007.

Net income was $3.2 million, or $0.07 per fully diluted share, compared to $3.9 million, or $0.09 per fully diluted share, for the first six months of fiscal 2007.

Adjusting net income for non-cash financing costs associated with its convertible notes and convertible preferred stock, adjusted net income was $3.9 million, or $0.08 per fully diluted share, for the first six months of 2008, compared to adjusted net income of $4.4 million, or $0.10 per fully diluted share, for the first six months of 2007.

Financial Condition

As of June 30, 2008, Lotus had $3.4 million in cash and equivalents, and $27.0 million of working capital. Total assets were $49.0 million compared to $36.9 million as of December 31, 2007. Total liabilities were $14.0 million compared to $10.3 million as of December 31, 2007. Stockholders’ equity as of June 30, 2008 was $35.0 million, up 31.5% from $26.6 million as of December 31, 2007. The Company generated $4.7 million in net cash flow from operating activities in the first half of 2008, down from $4.9 million in the same quarter of 2007.

Recent Events

In May 2008, Lotus signed a technology transfer agreement with Dongguan Kaifa Biomedicine, Inc. (“Dongguan Kaifa”) for the patent and exclusive production rights to Laevo-Bambutero in China. Laevo-Bambutero is a more effective asthma drug than a number of alternative drugs that currently are on the market. Lotus plans to launch the drug by 2012, pending approval from the SFDA. Lotus agreed to pay RMB 48 million (about $6.9 million) in cash and a 3% royalty on products sales to Dongguan Kaifa for Laevo-Bambutero. The Company has already paid RMB 20 million (about $2.9 million) to Dongguan Kaifa.

In June 2008, Lotus entered into an agreement with the Cha You Qian Qi Economy Commission (“Cha You”), Inner Mongolia, to purchase land rights to property on which it plans to construct a facility for developing and manufacturing pharmaceutical products. The property is approximately 400,200 square meters. Plans call for construction of a 40,000 square meter manufacturing facility. The cost of land rights was RMB 108 million (approximately $15.5 million), of which RMB 39 million (approximately $5.8 million) has been paid to Cha You.

The agreement through which Liang Fang acquired land rights to the property stipulates that construction of a manufacturing facility on the property must start by September 3, 2008. The cost of construction is an estimated RMB 160 million (approximately $22.9 million). The cost of purchasing production machinery is an estimated RMB 182 million (approximately $26.0 million). Working capital for development of the project is an estimated RMB 50 million (approximately $7.1 million).

2008 Outlook

“We recently obtained the patent and exclusive production rights to a new asthma drug, Laevo-Bambutero, which we plan to launch in 2012 after we receive approval from the SFDA. We currently have fourteen drugs for which we are seeking SFDA approval, and plans for manufacturing a number of new pharmaceutical products,” said Dr. Liu. “In 2008, we expect strong revenue growth to be led by our distribution of pharmaceutical products manufactured by third-parties and our best selling branded products. For the full year 2008, because of our growing distribution network, we remain confident that we will meet our ‘make good’ net income target of $13.1 million.”

“As part of our longer term growth strategy, we began the process of acquiring land use rights on which to construct a product development and manufacturing facility that will allow us produce a wide range of new pharmaceutical products. We hope to have the facility completed by the end of 2010, however, we may adjust the time line depending on our availability of working capital and external funds. We obtained the land use rights at a favorable price and may be able to monetize a portion of them in the future.”

Conference Call

Lotus’ management will host a conference call at 10:00 a.m. Eastern Time on Monday, August 18, 2008 to discuss results for the quarter ended June 30, 2008. To participate in this live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-481-7939. International callers should call 617-847-8707. The Conference Pass Code is 306 650 22.

Replay of the conference call will be available from 12 p.m. Eastern Time on Monday, August 18 for fourteen days. To access the replay, call 888-286-8010. International callers should call 617-801-6888. The Conference Pass Code is 939 152 01.

Use of Non-GAAP Financial Information

GAAP results for the three and six month periods ended June 30, 2008 and June 30, 2007 include certain non-cash debt financing expenses related to the Company’s convertible notes and convertible mandatorily redeemable preferred stock. To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which are adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The Company’s management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company’s historical performance. A reconciliation of adjustments to GAAP results appears below. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About Lotus Pharmaceuticals, Inc.

Lotus Pharmaceuticals, Inc. (“Lotus”) controls and operates Liangfang Pharmaceutical, Ltd. (“Liangfang”) and Enze Jiashi Pharmaceutical, Ltd. (“En ze”), two Chinese pharmaceutical companies located in Beijing (together “Lotus East”). Lotus East is a comprehensive enterprise, which deals in an integration of the production, trade, sales and marketing of pharmaceuticals. The Company possesses some of the most advanced pharmaceutical-production equipment used in China, workshops authenticated by the National GMP, a suite of various medicines produced by Lotus East, and a number of high-tech personnel. Lotus East has business and office facilities of 2,000 square meters, warehouse of 1,000 square meters and operates ten retail pharmacies in the Beijing area. Lotus East performs scientific research on new medicines, and the production, wholesale and retail sale of medicines through 10 retail pharmacy location through Beijing.

Safe Harbor Statement

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from those included within the forward-looking statements. The potential risks and uncertainties include, among others, the Company’s limited operating history, the limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company’s business and financial results is included in the Company’s filings, available via the United States Securities and Exchange Commission.

- Financial Tables Follow -

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
		(As Restated)		(As Restated)
NET REVENUES:
Wholesale	$17,161,230	$9,819,373	$26,931,327	$14,993,316
Retail	718,645	516,594	1,402,393	893,014
Other revenues	1,505,737	2,469,485	2,761,069	5,208,657

Total Net Revenues	19,385,612	12,805,452	31,094,789	21,094,987

COST OF SALES	9,696,718	7,311,471	17,465,143	12,974,387

GROSS PROFIT	9,688,894	5,493,981	13,629,646	8,120,600

OPERATING EXPENSES:
Selling expenses	5,875,549	791,784	6,997,886	1,422,796
Research and development	471,243	109,153	1,181,468	200,975
General and administrative	542,043	988,233	1,168,460	1,718,810

Total Operating Expenses	6,888,835	1,889,170	9,347,814	3,342,581

INCOME FROM OPERATIONS	2,800,059	3,604,811	4,281,832	4,778,019

OTHER INCOME (EXPENSE):
Debt issuance costs	(99,517)	(58,680)	(162,403)	(88,020)
Registration rights penalty	—	(56,000)		(110,000)
Interest income	2,027	—	2,588	—
Interest expense	(522,660)	(448,606)	(946,009)	(701,173)

Total Other Income (Expense)	(620,150)	(563,286)	(1,105,824)	(899,193)

INCOME BEFORE INCOME TAXES	2,179,909	3,041,525	3,176,008	3,878,826

INCOME TAXES	—	—	—	—

NET INCOME	$2,179,909	$3,041,525	$3,176,008	$3,878,826

COMPREHENSIVE INCOME:
NET INCOME	$2,179,909	$3,041,525	$3,176,008	3,878,826

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation gain	1,587,538	248,403	$3,041,741	371,920

COMPREHENSIVE INCOME	$3,767,447	$3,289,928	$6,217,749	$4,250,746

NET INCOME PER COMMON SHARE:
Basic	$0.05	$0.07	$0.08	$0.09
Diluted	$0.05	$0.07	$0.07	$0.09

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	42,352,139	41,389,362	42,194,048	41,297,531
Diluted	48,099,257	44,389,262	47,941,166	44,297,531

See notes to unaudited consolidated financial statements

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash	$3,401,444	$4,557,957
Accounts receivable, net of allowance for doubtful accounts and sale returns	20,786,631	20,430,827
Inventories, net of reserve for obsolete inventory	7,086,895	3,410,739
Prepaid expenses	284,819	1,009,382
Deferred debt costs	398,067	29,340

Total Current Assets	31,957,856	29,438,245

PROPERTY AND EQUIPMENT - Net	6,551,138	6,169,966

OTHER ASSETS
Deposit on patent license	2,910,446	—
Deposit on land use right	6,033,353	—
Intangible assets, net of accumulated amortization	1,298,038	1,291,322
Deferred debt costs	265,377	—

Total Assets	$49,016,208	$36,899,533

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Convertible debt, net of debt discount	$—	$2,561,645
Accounts payable and accrued expenses	1,027,999	764,491
Value-added and service taxes payable	2,030,543	572,200
Advances from customers	—	34,531
Unearned revenue	641,162	530,063
Due to related parties	1,272,153	323,178

Total Current Liabilities	4,971,857	4,786,108

LONG-TERM LIABILITIES:
Due to related parties	654,850	738,300
Notes payable - related parties	5,043,500	4,738,508
Series A convertible redeemable preferred stock, $.001 par value; 10,000,000 shares authorized; 5,747,118 and -0- shares issued and outstanding at June 31, 2008 and December 31, 2007, respectively	3,305,813	—

Total Liabilities	13,976,020	10,262,916

SHAREHOLDERS’ EQUITY:
Common stock ($.001 par value; 200,000,000 shares authorized; 42,420,239 and 41,794,200 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively)	42,420	41,794
Additional paid-in capital	11,277,143	8,095,848
Statutory reserves	2,616,019	2,161,505
Retained earnings	16,081,308	14,355,913
Other comprehensive gain - cumulative foreign currency translation adjustment	5,023,298	1,981,557

Total Shareholders’ Equity	35,040,188	26,636,617

Total Liabilities and Shareholders’ Equity	$49,016,208	$36,899,533

See notes to unaudited consolidated financial statements

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Month Ended
	June 30,
	2008	2007
		(As Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,176,008	$3,878,826
Adjustments to reconcile net income from operations to net cash provided by (used in) operating activities:
Depreciation and amortization	307,713	275,197
Amortization of deferred debt issuance costs	162,029	88,020
Amortization of debt discount	208,355	433,735
Amortization of discount on convertible redeemable preferred stock	338,838
Stock base compensation	270,245	55,650
Warrant repricing	74,593
Decrease in allowance for doubtful accounts and sales returns	(14,101)	(1,567,166)
Changes in assets and liabilities:
Accounts receivable	946,083	(524,467)
Inventories	(3,358,488)	1,201,912
Prepaid expenses and other current assets	986,132	113,540
Other receivable	—	—
Accounts payable and accrued expenses	224,627	78,398
Value-added and service taxes payable	1,381,155	921,996
Unearned revenue	74,796	132,461
Advances from customers	(35,710)	(145,138)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	4,742,275	4,942,964

CASH FLOWS FROM INVESTING ACTIVITIES:
Collections from related party advances	—	521,930
Deposit on patent right	(2,827,814)
Deposit on land use right	(5,862,059)
Purchase of property and equipment	(217,982)	(376,201)

NET CASH (USED IN) INVESTING ACTIVITIES	(8,907,855)	145,729

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (payments) from convertible debt	(2,520,000)	2,950,000
Proceeds from sale of convertible redeemable peferred stocks	5,000,000	—
Payment of debt issuance costs	(468,568)	(231,526)
Proceeds from related party advances	774,571	2,866
Repayments of related party advances	—	(719,302)
Repayments of notes payable - related parties	—	(846,781)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,786,003	1,155,257

EFFECT OF EXCHANGE RATE ON CASH	223,064	107,929

NET (DECREASE) INCREASE IN CASH	(1,156,513)	6,351,879

CASH - beginning of period	4,557,957	2,089,156

CASH - end of period	$3,401,444	$8,441,035

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$56,557	$267,438
Income taxes	$—	$—

Non-cash operting, investing and financing activities:
Warrants issued for prepaid financing costs	$327,565	$—
Warrants issued for consulting expenses	$178,187
Common stock issued for compensation	$318,551
Common stock issued for conversion of convertible debt	$250,000	$—
Debt discount for grant of warrants and beneficial conversion feature	$2,033,025	$—

See notes to unaudited consolidated financial statements.

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL DATA

Adjusted Net income	For the Three Months Ended		For the Three Months Ended
	June 30, 2008		June 30, 2007
($ in thousands except per share data)	Net Income	Diluted EPS	Net Income	Diluted EPS
Net Income (Loss) Diluted EPS
Adjusted Amount	2,533,555	0.06	3,389,362	0.08
Adjustments

Non cash debt financing costs (1)	353,646	0.01	347,837	0.01

Amount per consolidated statement of operations	2,179,909	0.05	3,041,525	0.07

(1) Non cash debt financing costs for Q2 2008 includes amortization of debt issuance costs of $99,517 and amortization of discount on convertible redeemable preferred stock of $254,129; Non cash debt financing costs for Q2 2007 includes amortization of debt issuance costs of $58,680 amortization of debt discount of $289,157.

Adjusted Net income	For the Six Months Ended		For the Six Months Ended
	June 30, 2008		June 30, 2007
($ in thousands except per share data)	Net Income	Diluted EPS	Net Income	Diluted EPS
Net Income (Loss) Diluted EPS
Adjusted Amount	3,885,230	0.08	4,400,581	0.10
Adjustments

Non cash debt financing costs (2)	709,222	0.01	521,755	0.01

Amount per consolidated statement of operations	3,176,008	0.07	3,878,826	0.09

(2) Non cash debt financing costs for the first half year 2008 includes amortization of debt issuance costs of $162,029, amortization of debt discount of $208,355 and amortization of discount on convertible redeemable preferred stock of $338,838; Non cash debt financing costs for the first half year 2007 includes amortization of debt issuance costs of $88,020 amortization of debt discount of $433,735.

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